SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2006

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28213 Van Dyke Avenue, Warren, MI 48093

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (586) 751-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Appointment of Officer

Pursuant to the appointment of Andrew J. Tavi as a Vice President and General Counsel of Noble International, Ltd. (the “Company”) as set forth in Item 5.02 below, the Company has entered into an oral employment agreement with Mr. Tavi. This oral agreement provides for an annual base salary of $225,000, certain other perquisites and eligibility for a bonus based upon factors to be determined by the Compensation Committee of the Board of Directors. The Company and Mr. Tavi expect to execute a written employment agreement consistent with the terms of this oral agreement and on other mutually agreeable terms. The Company will file the written employment agreement supplementally as an exhibit on Form 8-K.

Non-Employee Director Compensation

On May 19, 2006, the Company’s Board of Directors approved changes in the form and amount of compensation paid to the Company’s non-employee directors. The modifications were recommended to the Board by its Compensation Committee (the “Committee”) after the Committee undertook a careful review of the Company’s current compensation arrangement, those of similarly situated companies, current market conditions and other matters. The Committee found that an increase in the Company’s non-employee director compensation was appropriate, effective as of May 19, 2006.

A summary of the new non-employee director compensation arrangements is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

On May 19, 2006, the Company’s Board of Directors approved the appointment of Andrew J. Tavi, age 33, as Vice President and General Counsel. A copy of the Press Release announcing the appointment is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 19, 2006, the Board of Directors of the Company approved an amendment and restatement of the Company’s Bylaws (the “Bylaws” and as amended and restated, the “Amended Bylaws”). The Amended Bylaws modified the Bylaws as follows:

1. Article 2.11 (“Stockholder Proposals at Annual Meetings”) of the prior Bylaws was modified and Article 2.12 (“Conduct of Meetings; Organization”) was added to, among other things, facilitate orderly stockholder meetings and clarify the requirements for stockholder proposals at such meetings. In this regard, the Amended Bylaws now require that a stockholder of the Company seeking to make director nominations or to propose any other business at a meeting of the Company’s stockholders give notice to the Company (a) for annual meetings, at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting (or if the date of the annual meeting is more than 30 days prior to the first anniversary date, no later than the later of the 90th day prior to the annual meeting or 10 days after public announcement of the annual meeting), and (b) for special meetings, at least 90 days and not more than 120 days prior to the special meeting date (or if less than 100 days notice of the special meeting is delivered to the stockholders, not more than 10 days after such notice). According to the Amended Bylaws, the Board of Directors of the Company may adopt and enforce such rules and regulations for the conduct of any meetings as it shall deem appropriate.

2. Article 3.13 (“Chairman of the Board”) was added to provide that the Board of Directors shall elect a Chairman of the Board (which may or may not be an officer of the Company) to preside at meetings of the stockholders and to have such other duties as may be proscribed by the Board of Directors. Similarly, the Amended Bylaws modified Articles 4.6 (“Chief Executive Officer”), 4.7 (“President”) and 8.4 (“Representation of Other Corporations”) to provide that the Chairman of the Board is not required to be the Chief Executive Officer of the Company.

3. Article 3.18 (“Waiver of Notice and Presumption of Assent”) was added to provide that any member of the Board of Directors who is present at a meeting (a) shall be conclusively presumed to have waived notice of such meeting and (b) shall be conclusively presumed to have assented to any action taken unless his or her dissent is entered into the meeting minutes or otherwise filed with the Secretary of the meeting.

4. Article VII of the prior Bylaws was modified to update the Company’s obligations with respect to indemnification of its directors, officers, employees and agents to reflect current practices and generally require indemnification where permitted under Delaware law. The provisions include, among other things, (a) indemnification of directors, officers, employees or agents of the Company and any person serving at the Company’s request as an officer or director of a third party, (b) the manner of determining entitlement to indemnification and advancement of expenses, (c) the purchase and maintenance of insurance by the Company, and (d) subrogation rights of the Company.

5. Articles 2.09 (“Inspectors”), 6.1 (“Certificates of Stock”) and 8.3 (“Amendments”) of the prior Bylaws were modified to provide clarity and/or remove inapplicable provisions.

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The descriptions of the changes and the new provisions of the Amended Bylaws contained in this report are qualified in their entirety by reference to the full text of the prior Bylaws, a copy of which was filed with the United States Securities and Exchange Commission on June 30, 2005 as Exhibit 3.2 to the Company’s Current Report on Form 8-K and incorporated herein by reference, and the Amended Bylaws, a copy of which is attached hereto as Exhibit 3.3 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of business acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits

3.3	Amended and Restated Bylaws of Noble International, Ltd.

10.1	Summary of Non-Employee Director Compensation

99.1	Noble International, Ltd. press release dated May 24, 2006

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation
(Registrant)

Date: May 24, 2006	By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President and General Counsel

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INDEX TO EXHIBITS

Exhibit No.	Description
3.3	Amended and Restated Bylaws of Noble International, Ltd.

10.1	Summary of Non-Employee Director Compensation

99.1	Press Release dated May 24, 2006

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